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EXHIBIT (a)(1)(E)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Arctic Cat Inc.
at
$18.50 Per Share
by
Aces Acquisition Corp.,
Textron Specialized Vehicles Inc.
and
Textron Inc.

        THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MARCH 3, 2017, UNLESS THE OFFER IS EXTENDED.

February 2, 2017

To Our Clients:

        Enclosed for your consideration is an offer to purchase, dated February 2, 2017 (as it may be amended or supplemented from time to time, the "Offer to Purchase"), and the related letter of transmittal (as it may be amended or supplemented from time to time, the "Letter of Transmittal," and together with the Offer to Purchase, the "Offer"), relating to an offer by Aces Acquisition Corp., a Minnesota corporation ("Purchaser") and a direct wholly owned subsidiary of Textron Specialized Vehicles Inc., a Delaware corporation ("Textron Specialized Vehicles"), which is a direct wholly owned subsidiary of Textron Inc., a Delaware corporation ("Textron"), to purchase all of the outstanding shares of common stock, par value $0.01 per share (each, a "Share" and collectively, the "Shares"), of Arctic Cat Inc., a Minnesota corporation ("Arctic Cat"), at a price of $18.50 per Share (the "Offer Price"), payable net to the holder thereof in cash, without interest, subject to any withholding of taxes required by applicable law, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal enclosed herewith.

        Holders of Shares whose certificates representing such Shares ("Certificates") are not immediately available or who cannot deliver their Certificates and all other required documents to the Depositary (as defined in the Offer to Purchase) prior to the expiration of the Offer, or who cannot complete the procedure for book-entry transfer prior to the expiration of the Offer, must tender their Shares according to the guaranteed delivery procedures set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares" of the Offer to Purchase.

        We are the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

        We request instructions as to whether you wish to have us tender on your behalf any or all of such Shares held by us for your account, pursuant to the terms and subject to the conditions set forth in the Offer to Purchase.

        Your attention is directed to the following:

  1.
  The Offer price is $18.50 per Share, payable net to the holder thereof in cash, without interest, subject to any withholding of taxes required by applicable law.

  2.
  The Offer is made for all outstanding Shares.

  3.
  The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of January 24, 2017 (as it may be amended, restated or supplemented from time to time, the "Merger Agreement"), among Textron, Purchaser and Arctic Cat. The Merger Agreement provides, among other things, for the making of the Offer by Purchaser, and further provides that, following the completion of the Offer, upon the terms and subject to the conditions set forth in the Merger Agreement, and in accordance with the Minnesota Business Corporation Act (the "MBCA"), Purchaser will merge with and into Arctic Cat (the "Merger"), with Arctic Cat continuing as the surviving corporation and an indirect wholly owned subsidiary of Textron.

  4.
  On January 23, 2017, each of the Arctic Cat Board of Directors (the "Arctic Cat Board") and, as required by the MBCA, a committee of disinterested directors of the Arctic Cat Board, among other things, (i) determined that the Merger Agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of Arctic Cat and its shareholders, (ii) approved and adopted the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger and (iii) recommended that Arctic Cat's shareholders accept the Offer and tender their Shares to Purchaser in the Offer and, if required to consummate the Merger, such shareholders approve and adopt the Merger Agreement and the Merger. Accordingly, and for other reasons described in more detail in Arctic Cat's Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 that is being filed with the United States Securities and Exchange Commission (the "SEC") and, together with the Offer to Purchase, the Letter of Transmittal and other related materials, mailed to the shareholders of Arctic Cat in connection with the Offer, the Arctic Cat Board unanimously recommends that Arctic Cat's shareholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

  5.
  The Offer and withdrawal rights will expire at 5:00 P.M., New York City time, on March 3, 2017, unless the Offer is extended.

  6.
  There is no financing condition to the Offer. The Offer is conditioned upon, among other things, (i) the satisfaction of the Minimum Condition (as described below) and (ii) the non-occurrence of a Company Material Adverse Effect (as defined in the Merger Agreement). The term "Minimum Condition" is defined in the Offer to Purchase and generally requires that the number of Shares validly tendered and not properly withdrawn prior to the expiration of the Offer which, together with the number of Shares (if any) then beneficially owned by Textron or Purchaser, in the aggregate, or with respect to which Textron or Purchaser otherwise has, directly or indirectly, sole voting power, represents at least one Share more than 50% of the Fully Diluted Shares. Pursuant to the Merger Agreement, the satisfaction of the Minimum Condition will be determined without treating as validly tendered Shares tendered via guaranteed delivery procedures unless the Depositary has received all required items on account of such Shares in settlement or satisfaction of any such guarantee at or prior to the expiration of the Offer. The Offer is also subject to other conditions set forth in the Offer to Purchase. See Section 15—"Conditions of the Offer" of the Offer to Purchase. "Fully Diluted Shares" means all outstanding securities entitled to vote in the election of directors of Arctic Cat or on the adoption of the Merger Agreement and approval of the Merger, together with all such securities which Arctic Cat would be required or permitted to issue assuming the conversion or exchange of any then-outstanding warrants, options, securities or instruments convertible or exchangeable into, or rights exercisable for, such securities, whether or not then convertible, exchangeable or exercisable.

        The Offer is being made solely by the Offer to Purchase and the related Letter of Transmittal and any amendments or supplements thereto. Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If

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Purchaser becomes aware of any valid state statute prohibiting the making of the Offer, Purchaser will make a good faith effort to comply with that state statute. If, after a good faith effort, Purchaser cannot comply with the state statute, the Offer will not be made to, nor will Purchaser accept tenders from or on behalf of, Arctic Cat shareholders in that state. Except as set forth above, the Offer is being made to all holders of Shares. In any jurisdiction where the securities, "blue sky" or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers to be designated by Purchaser that are licensed under the laws of such jurisdiction.

        If you wish to have us tender any or all of the Shares held by us for your account, please instruct us by completing, executing and returning to us the instruction form contained in this letter. If you authorize a tender of your Shares, all such Shares will be tendered unless otherwise specified in such instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer.

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Instructions with Respect to the
Offer to Purchase for Cash
All Outstanding Shares of Common Stock

of

Arctic Cat Inc.

by

Aces Acquisition Corp.,

Textron Specialized Vehicles Inc.

and

Textron Inc.

$18.50 Per Share

        The undersigned acknowledge(s) receipt of your letter enclosing the offer to purchase, dated February 2, 2017 (as it may be amended or supplemented, the "Offer to Purchase"), and the related letter of transmittal (as it may be amended or supplemented, the "Letter of Transmittal"), pursuant to an offer by Aces Acquisition Corp., a Minnesota corporation ("Purchaser") and a direct wholly owned subsidiary of Textron Specialized Vehicles Inc., a Delaware corporation ("Textron Specialized Vehicles"), which is a direct wholly owned subsidiary of Textron Inc., a Delaware corporation ("Textron"), to purchase all of the outstanding shares of common stock, par value $0.01 per share (each, a "Share" and collectively, the "Shares"), of Arctic Cat Inc., a Minnesota corporation ("Arctic Cat"), at a price of $18.50 per Share (the "Offer Price"), payable net to the holder thereof in cash, without interest, subject to any withholding of tax required by applicable law, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

        This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal furnished to the undersigned.

Account Number:
Number of Shares to be Tendered*:

        The method of delivery of this document is at the election and risk of the tendering shareholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Dated:                                     , 2017

SIGN HERE

Signature(s)

Print Name(s)

Address(es)

(Area Code) Telephone No.

Tax Identification or Social Security Number(s)

*
Unless otherwise indicated, it will be assumed that all of your Shares held by us for your account are to be tendered.

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  EXHIBIT (a)(1)(E)